Exhibit 8.1

TROUTMAN SANDERS LLP
ATTORNEYS AT LAW
BANK OF AMERICA PLAZA
600 PEACHTREE STREET, N.E. - SUITE 5200
ATLANTA, GEORGIA 30308-2216
www.troutmansanders.com
TELEPHONE: 404-885-3000
FACSIMILE: 404-885-3900

April 10, 2007

WGNB Corp.
201 Maple Street
P.O. Box 280
Carrollton, Georgia 30112

First Haralson Corporation
3559 Business 27
P.O. Box 528
Buchanan, Georgia 30113

Ladies and Gentlemen:

We have acted as counsel to WGNB Corp., a Georgia corporation (“WGNB”) and West Georgia National Bank, a national banking association organized under the laws of the United States and a wholly owned subsidiary of WGNB (“West Georgia”), in connection with (i) the Agreement and Plan of Reorganization (the “Agreement”), dated as of January 22, 2007, by and among WGNB, West Georgia, First Haralson Corporation, a Georgia corporation (“First Haralson”) and First National Bank of Georgia, a national banking association organized under the laws of the United States and a wholly owned subsidiary of First Haralson (“First National”), pursuant to which First Haralson will be merged with and into WGNB (the “Merger”) and (ii) the preparation and filing of the Registration Statement on Form S-4, as amended (the “Registration Statement”), which includes the proxy statement of First Haralson relating to the Merger and the prospectus of WGNB for the issuance of shares of WGNB common stock.

Capitalized terms used in this opinion letter and not otherwise defined herein shall have the meanings ascribed to them in the Agreement.

In rendering the opinion expressed herein, we have examined and relied upon such documents as we have deemed necessary or appropriate, including without limitation the Agreement and the Registration Statement. In our examination of documents, we have assumed, with your consent, that all documents submitted to us as photocopies, facsimile copies, or electronic mail attachments faithfully reproduce the originals thereof, that such originals are authentic, that all such documents have been or will be duly executed to the extent required, and that all obligations imposed by any such documents on the parties thereto have been or will be performed or satisfied in accordance with their terms. In addition, we have obtained such additional information and representations as we have deemed relevant and necessary through consultation with various representatives of WGNB and First Haralson, including written certificates (the “Certificates”) from officers of WGNB and First Haralson verifying certain relevant facts that have been represented to us.

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TROUTMAN SANDERS LLP
ATTORNEYS AT LAW

WGNB Corp.
First Haralson Corporation
April 10, 2007

We have assumed, with your consent, that (i) the Merger will be effected in accordance with the Agreement and will qualify as a statutory merger under applicable state law, (ii) the statements of fact concerning the Merger set forth in the Agreement and the Registration Statement are true, correct and complete and will remain true, correct and complete at all times up to and including the Effective Time, (iii) the representations made by WGNB and First Haralson in their respective Certificates are true, correct and complete and will remain true, correct and complete at all times up to and including the Effective Time, and (iv) any representations made in the Agreement or the Certificates “to the knowledge of,” or based on the belief of WGNB and First Haralson or similarly qualified are true, correct and complete and will remain true, correct and complete at all times up to and including the Effective Time, in each case without such qualification. We have not, however, undertaken any independent investigation of any factual matter set forth in any of the foregoing.

Based upon and subject to the foregoing, we are of the opinion that (i) the Merger will qualify as a “reorganization” under Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”) and (ii) the exchange in the Merger of First Haralson Common Stock for WGNB Common Stock will not give rise to gain or loss to the shareholders of First Haralson with respect to such exchange (except to the extent of any cash received). In addition, we hereby confirm our opinion described in the Registration Statement under the heading “Material United States Federal Income Tax Consequences of the Merger,” subject to the limitations and qualifications stated therein.

The opinion expressed herein is based upon our analysis of the Code, the United States Treasury regulations promulgated thereunder, administrative positions of the Internal Revenue Service, and judicial decisions as of the date hereof and represents our best legal judgment as to the matters addressed herein. Our opinion, however, is not binding on the Internal Revenue Service or the courts. Accordingly, no complete assurance can be given that the opinion expressed herein, if contested, would be sustained by a court. Moreover, the authorities upon which our opinion is based are subject to change, possibly on a retroactive basis, and any such change could affect the opinion rendered herein.

TROUTMAN SANDERS LLP
ATTORNEYS AT LAW

WGNB Corp.
First Haralson Corporation
April 10, 2007

Our opinion is based solely on the documents we have examined, the additional information we have obtained, the assumptions we have made, and the representations that have been made to us. Our opinion cannot be relied upon if any of the facts contained in such documents or in any such additional information is, or later becomes, inaccurate or if any of such assumptions or representations is, or later becomes, inaccurate. We assume no obligation to advise you of changes in law or facts or circumstances that come to our attention after the date hereof that could affect our opinion. Finally, our opinion is limited to the United States federal income tax matters specifically covered thereby, and we have not been asked to address, nor have we addressed herein, any other federal, state, local, or foreign income, estate, gift, transfer, sales, use, or other tax consequences that may result from the Merger or any other transaction.

The opinion expressed herein is furnished by us solely for the benefit of WGNB and First Haralson in connection with the matters addressed herein. We hereby consent to the discussion of this opinion in the Registration Statement, the filing of this opinion as an exhibit to the Registration Statement, and the references to our firm under the headings “Material United States Federal Income Tax Consequences of the Merger” and “Legal Matters” in the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations thereunder. Except as stated in this paragraph, this opinion letter may not be relied upon by any other person or entity for any purpose without our prior written consent.

Very truly yours,

/s/ Troutman Sanders LLP
Troutman Sanders LLP